Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

October 2, 2003


            GEAR FOR SPORTS MANAGEMENT COMPLETES PURCHASE OF COMPANY

          BUY OUT RESULTS IN LOCAL MANAGEMENT OWNING 90% OF THE COMPANY


LENEXA, KANSAS: GFSI Holdings, Inc. (Holdings) the parent company of Gear for Sports (GFSI, Inc.) announced today that it has issued shares of its common stock and shares of its preferred stock in exchange for $30 million (maturity value) of its 11.375% Senior Discount Notes (Notes). The shares were issued to the local management group of GFSI, Inc. who had purchased the Notes directly from the noteholders. As a result of the exchange the local management group now owns 90% of Holdings.

In a related transaction GFSI, Inc. also purchased $30 million (maturity value) of the Notes. Combined with management's acquisition of the Notes the two transactions resulted in $60 million of the Notes being purchased by Holdings and GFSI, Inc., leaving $24 million (maturity value) in the hands of third party noteholders.

Larry Graveel, President and Chief Operating Officer of GFSI, Inc. led the management buy out. Mr. Graveel stated "This is a great transaction for GFSI. Inc. and Holdings and its bondholders. We were able to significantly improve our capital structure and provide a solid base for our efforts to expand our businesses. We have been actively pursuing growth initiatives during the past three years and this recapitalization is an extension of those activities. The management team is very excited about our future prospects." Neither the purchase price of the Notes nor the make up of the management group participating in the buy out were disclosed.

Gear for Sports is a leading designer, manufacturer and marketer of high quality, custom designed sportswear and active wear bearing names, logos and insignia of resorts, corporations, colleges and professional sports leagues and teams. Gear for Sports is the exclusive licensee for Champion(TM) sportswear for colleges and universities, resorts and the military.

FOR MORE INFORMATION, CONTACT
Craig Peterson, CFO